Exhibit 99

CoLucid Pharmaceuticals Announces 2016 Second Quarter Results and Corporate Highlights

CAMBRIDGE, MA – August 10, 2016 – CoLucid Pharmaceuticals, Inc. (NASDAQ: CLCD) today reported financial and operating results for the quarter ended June 30, 2016.

Corporate Highlights

On June 7, CoLucid announced that the last patient has been randomized in SAMURAI the first Phase 3 pivotal clinical trial for lasmiditan oral tablets (100 mg and 200 mg) for the acute treatment of migraine.  The objectives of SAMURAI are to evaluate the safety and efficacy of lasmiditan (100 mg and 200 mg) in comparison to placebo two hours after dosing on freedom from migraine headache pain, which is the primary endpoint, and on freedom from the most bothersome associated symptom of migraine (nausea, phonophobia or photophobia), which is the key secondary endpoint.  CoLucid is now working towards database lock and analysis, with SAMURAI top-line data expected to be released during the week of September 5. More detailed results are expected to be presented at a symposium during the 5th European Headache and Migraine Trust International Congress taking place in Glasgow, Scotland on September 17, 2016. SAMURAI is being conducted under a Special Protocol Assessment (“SPA”) agreement with the U.S. Food and Drug Agency (“FDA”).

In May, CoLucid announced that first patient has been randomized in its SPARTAN study, CoLucid’s second Phase 3 pivotal clinical trial for lasmiditan.  The objective of SPARTAN is to evaluate the safety and efficacy of lasmiditan (50 mg, 100 mg and 200 mg) in comparison to placebo two hours after dosing on freedom from migraine headache pain, which is the primary endpoint, and on freedom from the most bothersome associated symptom of migraine (nausea, phonophobia or photophobia), which is the key secondary endpoint. SPARTAN is a randomized, double-blind, placebo-controlled parallel group study.  The study is expected to treat a single migraine in up to 2,226 migraine patients with lasmiditan at approximately 140 sites in the U.S., United Kingdom and Germany.  CoLucid expects migraine patients enrolled in SPARTAN will include those who also have one or more cardiovascular risk factors, stable cardiovascular disease or known coronary artery disease. SPARTAN is also being conducted under a SPA agreement with the FDA. Top-line results from SPARTAN are expected in mid-2017.

Patients who have completed the SAMURAI trial or SPARTAN trial are offered enrollment in the long-term open-label study of lasmiditan named GLADIATOR.

“We are very pleased with our progress on SAMURAI, SPARTAN and GLADIATOR,” said Thomas P. Mathers, Chief Executive Officer. “The demographics of patients enrolling into these trials reflect some of the greatest areas of unmet need in the acute treatment of migraine:  those patients who cannot or should not take legacy vasoconstrictor therapies due to their cardiovascular conditions or risk; and those who have previously become dissatisfied with legacy treatments. We look forward to receiving the results from SAMURAI in the next few weeks.”

2016 Financial Results

The Company ended the second quarter of 2016 with cash, cash equivalents, and investments of $41.8 million compared to $64.5 million at year-end 2015.   The decrease was due to the operating costs associated with the lasmiditan Phase 3 clinical program.  The Company maintains its projection to have cash on hand through mid-2017.

Research and development expenses were approximately $14.4 million in the second quarter of 2016 compared to $5.8 million for the second quarter of 2015.   The increase in R&D expense was primarily due to the costs associated with the lasmiditan Phase 3 clinical program including the GLADIATOR open-label clinical trial which randomized the first patient in October 2015, the SPARTAN pivotal clinical trial which randomized the first patient in May 2016, and the production and distribution of oral lasmiditan tablets for clinical supply.

General and administrative expenses were approximately $2.0 million in the second quarter of 2016 compared to $2.0 million for the second quarter of 2015.  G&A expense is consistent between the two periods as the infrastructure to support being a public company was built during the initial public offering in the second quarter of 2015 and has been maintained post-IPO.

Net loss attributable to common stockholders for the second quarter of 2016 was $16.3 million, or $1.06 per share, compared to $11.2 million, or $1.17 per share, for the second quarter of 2015.

About Lasmiditan

Lasmiditan has been designed to be effective in the acute treatment of migraine headaches in adults without the vasoconstrictor activity associated with previous generations of migraine therapies.  It selectively targets 5-HT1F receptors expressed in the trigeminal pathway.  Lasmiditan has been given the generic stem name “ditan,” which distinguishes it from other drug classes, including triptans, the current standard of care for migraine.

CoLucid is also currently enrolling patients in GLADIATOR, a Phase 3 long-term, open-label trial of lasmiditan. GLADIATOR’s objective is to evaluate the safety and efficacy of lasmiditan, as well as resource utilization, functional outcomes and disability. Migraine patients who complete CoLucid’s ongoing first Phase 3 pivotal trial, SAMURAI, as well as CoLucid’s second Phase 3 pivotal trial, SPARTAN, will be eligible to enroll in GLADIATOR. GLADIATOR is expected to enroll up to a total of 2,580 subjects, who will be randomized to receive 100 mg or 200 mg of lasmiditan, and treated for up to eight migraine attacks per month for one year. Based on the results of GLADIATOR, CoLucid intends to build an appropriate safety database to support a New Drug Application (“NDA”) for lasmiditan. At the time of the NDA submission, it is anticipated that there will be more than 15,000 patient exposures to lasmiditan in the entire clinical program.

About Migraine

Migraine is the leading cause of disability among neurological disorders in the United States according to the American Migraine Foundation.  An estimated 36 million Americans suffer from migraine.  Migraine can be extremely disabling and costly, accounting for more than an estimated $20 billion in direct (e.g., doctor visits, medications) and indirect (e.g., missed work, lost productivity) expenses each year in the United States.

About CoLucid Pharmaceuticals, Inc.

CoLucid was founded in 2005 and is developing oral lasmiditan for the acute treatment of migraine headaches in adults and intravenous lasmiditan for the acute treatment of headache pain associated with migraine in adults in emergency room and other urgent care settings.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to CoLucid’s expectations for lasmiditan’s efficacy, clinical trial enrollment goals and the timing of clinical trial results and future clinical trials. Actual enrollment results, use of cash and other developments may occur that differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that enrollment goals will not be met, trials may not be commenced or successful or may take longer to complete than anticipated, and projected cash needs and expected financial results may be different. More information about the risks and uncertainties faced by CoLucid are contained in its periodic reports filed with the Securities and Exchange Commission. CoLucid disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Thomas Mathers                                                    Hans Vitzthum

Chief Executive Officer                                         Managing Director

CoLucid Pharmaceuticals, Inc.                              LifeSci Advisors, LLC.

(857) 285-6494                                                      (212) 915-2568

CoLucid Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$14,383	$5,796	$25,200	$7,756
General and administrative	1,961	1,980	4,280	2,831
Total operating expenses	16,344	7,776	29,480	10,587
Loss from operations	(16,344)	(7,776)	(29,480)	(10,587)
Other income:
Interest income, net	67	15	143	27
Total other income, net	67	15	143	27
Net loss before income tax expense	(16,277)	(7,761)	(29,337)	(10,560)
Income tax expense	—	—	—	—
Net loss	(16,277)	(7,761)	(29,337)	(10,560)
Gain on extinguishment of convertible stock	—	—	—	4,798
Accretion of redeemable preferred stock	—	(3,444)	—	(12,553)
Net loss attributable to common stockholders	$(16,277)	$(11,205)	$(29,337)	$(18,315)
Per common share information:
Net loss attributable to common stockholders, basic and diluted	$(1.06)	$(1.17)	$(1.92)	$(3.76)
Weighted-average common shares outstanding, basic and diluted	15,293,074	9,546,074	15,283,523	4,871,159

CoLucid Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands, except share data)

(unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$13,812	$27,978
Available for sale securities (less than 1 year)	26,514	36,530
Prepaid assets	947	809
Total current assets	41,273	65,317
Available for sale securities (more than 1 year)	1,512	—
Other assets	21	21
Total assets	$42,806	$65,338
Liabilities
Current liabilities:
Accounts payable	$4,778	$1,649
Accrued expenses	5,480	3,780
Total current liabilities	10,258	5,429
Deferred revenue	1,500	1,500
Total liabilities	11,758	6,929
Commitments and contingencies (note 7)
Stockholders’ equity
Common stock, $0.001 par value; 270,000,000 shares authorized; 15,331,153 and 15,153,135 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	15	15
Additional paid-in capital	147,446	145,532
Accumulated other comprehensive income (loss)	19	(43)
Accumulated deficit	(116,432)	(87,095)
Total stockholders’ equity	31,048	58,409
Total liabilities and stockholders’ equity	$42,806	$65,338